Exhibit 99.1

Superclick Announces Financial Results for the First Quarter

SAN DIEGO, March 9, 2007 (PRIME NEWSWIRE) -- Superclick, Inc. (OTC BB:SPCK.OB - News), a technology leader in IP infrastructure solutions to the hospitality industry, today announced financial results for the quarter ended January 31, 2007.

Superclick reported net revenues of $761,635 for the first quarter, ended January 31, 2007, compared to $662,141 in net revenue for the first quarter of 2006. The $99,494 increase in revenue for the quarter on a year-over-year basis was primarily a consequence of increases in customer support revenues, which were up 47.5% for the period.

Gross profit for the first quarter ended January 31, 2007 and 2006 was $370,992 and $207,316, respectively. This represents a year-over-year increase in gross profit of $163,676, or 79%. Gross margin for the first quarter increased by 55.6% to 48.7% compared to 31.3% for the same period last year.

The company reported net loss for the first quarter of $61,471, or ($0.002) per share, based upon 37.4 million shares, versus net loss for the first quarter of 2006 of $790,496, or ($0.028) per share based upon 28.5 million shares.

Superclick ended the quarter with $803,684 in cash and $312,917 in accounts receivable. The increase in cash was predominantly due to net cash from operations.

Some of the highlights of the first quarter included:

▪	Appointment of co-founder, Sandro Natale as the Company’s permanent Chief Executive Officer;
▪	Filing for patent for Media Distribution System; and
▪	Announcement of record annual financial results.

Comments from the Management

Sandro Natale, Chief Executive Officer, stated “we are extremely pleased to announce continued improvement in our financial performance, which is reflected in large part by a 79% increase in gross profit on a year-over-year basis. We have continued to make significant improvements in operational efficiency across all aspects of our business. Importantly, we remain focused on delivering both world-class IP management solutions to our customers and ensuring hotel guest satisfaction using hotel products and services over our managed network services.”

Sandro Natale and Jean Perrotti, the company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 4:30 p.m. EST on March 12, 2007. Interested participants should call 1-877-318-5455 when calling within the United States or 1-973-935-2967 when calling internationally. There will be a playback available from March 12 at 7:30pm EST through March 19 at 11:59 EST. To listen to the playback, please call 1-877-519-4471 when calling within the United States or 1-973-341-3080 when calling internationally. Please use pass code 8546344 for the replay.

About Superclick, Inc.

Superclick, Inc. (OTC BB:SPCK.OB - News), through its wholly owned, Montreal-based subsidiary Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(tm)), Monitoring and Management Application (MAMA(tm)) and Media Distribution System (MDS(tm)) in worldwide hospitality, conference center and event, multi-tenant unit (MTU) and university markets. Current clients include MTU residences and Candlewood Suites(r), Crowne Plaza(r), Four Points by Sheraton(r), InterContinental Hotels Group PLC(r), Hilton(r), Holiday Inn(r), Holiday Inn Express(r), Hampton Inn(r), Marriott(r), Novotel(r), Radisson(r), Sheraton(r), Westin(r) and Wyndham(r) hotels in Canada, the Caribbean and the United States.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms ``believes,'' ``belief,'' ``expects,'' ``intends,'' ``anticipates,'' ``will'' or ``plans'' to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Contact:

Optimus Inc.
Investor Relations
Frank Candido
(514) 969-5530